SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18F-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.



                          STRONG EQUITY FUNDS II, INC.
                            EXACT NAME OF REGISTRANT


                            NOTIFICATION OF ELECTION

The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                                    SIGNATURE

Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the Village of Menomonee Falls and the State of Wisconsin on the 1st day of June, 2001.


                                   STRONG EQUITY FUNDS II, INC.
                                   (Name of Registrant)


                                   By: /s/ Susan A. Hollister
                                   ---------------------------------------------
                                   Susan A. Hollister, Vice President and
                                   Assistant Secretary


                                   Attest: /s/ Cathleen A. Ebacher
                                   ---------------------------------------------
                                   Cathleen A. Ebacher, Vice President and
                                   Assistant Secretary